UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT

(DATE OF EARLIEST EVENT REPORTED)

June 30, 2026

Fox Corporation

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-38776	83-1825597
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NO.)	(IRS EMPLOYER IDENTIFICATION NO.)

1211 Avenue of the Americas, New York, New York 10036

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(212) 852-7000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.01 per share	FOXA	The Nasdaq Global Select Market
Class B Common Stock, par value $0.01 per share	FOX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on June 15, 2026, Fox Corporation (the “Company”) announced the acquisition of Roku, Inc. (the “Acquisition”), pursuant to that certain Agreement and Plan of Merger, dated as of June 14, 2026, by and among the Company, Falcon Merger Sub 1, Inc., Falcon Merger Sub 2, LLC and Roku, Inc. (the “Acquisition”).

On June 30, 2026, the Company entered into a term loan credit agreement (the “Term Loan Credit Agreement”), among the Company, as Borrower, the initial lenders named therein (the “Lenders”) and Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), as administrative agent, pursuant to which the Lenders party thereto committed to provide, contingent upon the consummation of the Acquisition and certain other customary conditions to funding, a senior unsecured term loan facility in an aggregate principal amount of $1.0 billion (the “Term Loan Facility”). Borrowings under the Term Loan Facility will be used to pay a portion of the cash consideration and other amounts payable in connection with the Acquisition.

The Term Loan Facility matures on the date that is two years after the date the Acquisition is consummated and the Term Loan Facility is funded. Subject to certain conditions, the Term Loan Credit Agreement provides the Company the ability to incur up to $1.0 billion of additional term loans. The Company may terminate, in whole or in part, the commitments under the Term Loan Credit Agreement at any time prior to the funding thereof. The Company may prepay, in whole or in part, any amounts of the Term Loan Facility at any time.

The loans under the Term Loan Facility will bear interest, at the Company’s option, at either (1) the Base Rate (as defined in the Term Loan Credit Agreement) which is a fluctuating interest rate per annum equal to the sum of (a) the highest of (i) the prime rate, (ii) the Federal Funds Rate (as defined in the Term Loan Credit Agreement) plus 0.50% or (iii) the Term SOFR (as defined in the Term Loan Credit Agreement) for a one-month interest period plus 1.00% plus (b) the applicable margin for Base Rate loans, or (2) the sum of (a) the Term SOFR (as defined in the Term Loan Credit Agreement) plus (b) the applicable margin for Term SOFR loans. The applicable margins for Base Rate loans and Term SOFR loans are based on the Company’s long-term senior unsecured non-credit enhanced debt ratings.

Under the Term Loan Credit Agreement, the Company is required to pay a commitment fee on the unused commitments under the Term Loan Credit Agreement based on the Company’s long-term senior unsecured non-credit enhanced debt ratings. The commitment fee accrues during the period commencing on October 12, 2026 and ending on the date on which the commitments under the Term Loan Credit Agreement terminate (including as a result of the funding thereof).

The Term Loan Credit Agreement contains customary affirmative and negative covenants, each with customary exceptions. Additionally, the Term Loan Credit Agreement requires the Company to maintain an operating income leverage ratio of 4.5 to 1.0, subject to increase for four quarters in certain situations in connection with material acquisitions.

In addition to Morgan Stanley, as Administrative Agent and a Lender, the members of the syndicate include: Citigroup Global Markets Inc., Deutsche Bank AG New York Branch, Goldman Sachs Bank USA and JPMorgan Chase Bank, N.A., and/or their respective affiliates as Joint Lead Arrangers, Joint Bookrunners and Lenders. In the ordinary course of their respective businesses, one or more of the Lenders, or their affiliates, have or may have various relationships with the Company and its subsidiaries involving the provision of a variety of financial services, including cash management, commercial banking, investment banking, advisory or other financial services, for which they received, or will receive, customary fees and expenses. In addition, the Company and its subsidiaries may have entered into or may enter into in the future certain engagements with one or more Lenders or their affiliates relating to specific endeavors.

The foregoing description of the Term Loan Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description contained under Item 1.01 above is hereby incorporated by reference in its entirety into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Term Loan Credit Agreement, dated as of June 30, 2026, by and among Fox Corporation, as Borrower, the initial lenders named therein and Morgan Stanley Senior Funding, Inc., as administrative agent.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOX CORPORATION

By:	/s/ Adam G. Ciongoli
Name: Adam G. Ciongoli
Title: Chief Legal and Policy Officer

June 30, 2026